Exhibit 3.101

LIMITED LIABILITY COMPANY AGREEMENT

OF

GREDE LLC

This Limited Liability Company Agreement (this “Agreement”) of Grede LLC, a Delaware limited liability company (the “Company”) is entered into as of January 18, 2010, by and between Wayzata Opportunities Fund II, L.P., a Delaware limited partnership and the sole member of the Company (the “Member”) and Wayzata Investment Partners LLC, a Delaware limited liability company and the manager of the Company (the “Manager”).

ARTICLE I

GENERAL PROVISIONS

SECTION 1.1.                  Formation. The Company has been formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on October 27, 2009 (the “Certificate of Formation”), as amended by the filing of a Certificate of Amendment of Iron Operating, LLC, changing the name of the Company to Grede LLC on January 12, 2010, pursuant to the Delaware Limited Liability Company Act (the “Act”). The rights and liabilities of the Member shall be as provided in the Act, except as is otherwise expressly provided herein. The Member shall execute, deliver and file, or cause to be executed, delivered and filed, any amendments to and/or restatements of the Certificate of Formation of the Company and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

SECTION 1.2.                  Name. The name of the Company shall be Grede LLC, The Company’s business may be conducted under any other name or names, and the name of the Company may be changed at any time as the Member may from time to time determine.

SECTION 1.3.                  Registered Office and Registered Agent; Places of Business. The address of the Company’s registered agent and registered office for service of process in Delaware shall be Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company shall maintain its principal office at such place, within or without the state of Delaware, as the Manager may from time to time determine. The Company may maintain additional offices at such other places as the Manager deems advisable. The Manager may change the registered office and the registered agent of the Company.

SECTION 1.4.                  Term. The Company shall continue in perpetuity or until the date as of which the Company is dissolved in accordance with this Agreement or the Act.

SECTION 1.5.                  Liability of Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a manager of the Company.

ARTICLE II

PURPOSE AND ACTIVITIES

SECTION 2.1.                  Purpose of the Company. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

ARTICLE III

CAPITAL CONTRIBUTIONS

SECTION 3.1.                  Capital Contributions. The Member shall make capital contributions to the Company as and when determined by the Manager.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

SECTION 4.1.                  Distributions and Allocations.

(a)                                 Each decision as to the timing, form and amount of distributions shall be made by the Manager.

(b)                                 All distributions (including liquidating distributions) shall be made to the Member.

(c)                                  The income, deductions, gains, losses and credits of the Company for a fiscal year or other period shall be allocated to the Member.

(d)                                 In lieu of making distributions in cash, the Manager may make distributions in kind.

ARTICLE V

MANAGEMENT

SECTION 5.1.                  Management. Wayzata Investment Partners LLC, a Delaware limited liability company, shall have the exclusive right to manage and control the Company’s business and shall be the “Manager” of the Company within the meaning of the Act. Except as otherwise provided herein, the Manager (i) shall have the right to perform all actions necessary or advisable (including, but not limited to, the authority to execute, sign, seal and deliver in the name and on behalf of the Company any and all agreements, certificates, instruments or other documents) to the accomplish the purposes and authorized acts of the Company, as specified in Article II hereof; (ii) shall cause the Company to open and maintain bank accounts for the deposit of all funds received by the Company and to authorize signatories for such accounts; (iii) shall possess and enjoy, and may exercise, all of the rights and powers of the Company; and (iv) to the extent permitted by the Act, may delegate any or all of such rights and powers to other persons.

SECTION 5.2.                  Officers. The Manager may, from time to time, choose and appoint such officers of the Company having such powers and duties as the Manager shall determine, with titles including but not limited to “president”, “chief executive officer”, “chief financial officer”, “chief operating officer”, “vice president”, “secretary”, and “treasurer”. Any number of offices may be held by the same person. The Manager may choose not to fill any office for any period of time as it deems advisable. Any officer so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death, resignation or removal.

The following person is elected to the office of the Company set forth opposite their respective name, to hold office until their respective successors have been duly elected and qualified or until their earlier death, resignation, retirement or removal:

Mary Burns                           Assistant Secretary

The above-name officer shall assume and perform their respective duties and responsibilities, as set forth in the Limited Liability Company Agreement of the Company and as supplemented by the Manager from time to time in a manner not inconsistent with the Limited Liability Company Agreement of the Company, and shall otherwise carry on the business of the Company, effective immediately.

SECTION 5.3.                  Expenses. The Manager may charge the Company and be reimbursed by the Company for expenses incurred in connection with the performance of the Manager’s responsibilities to the Company and the operation of the Company’s business, including, but not limited to, the following:

(a)                                 expenses incurred in the formation and operation of the Company;

(b)                                 fees and expenses arising out of the performance of the Company’s obligations;

(c)                                  all routine, administrative expenses of the Company, including, but not limited to, the costs of the preparation of the financial and tax reports, cash management expenses and insurance and legal expenses; and

(d)                                 the cost of consultants and other professionals retained by the Company.

SECTION 5.4.                  Limits on Liability. The Manager shall not be liable, in damages or otherwise, to the Company or any other person or entity, for any act or omission performed or omitted by it with respect to this Agreement or the Company’s business and affairs.

SECTION 5.5.                  Indemnification. The Company, to the fullest extent permitted by law, shall indemnify and hold harmless the Manager from and against any and all losses, claims, damages, liabilities, expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements, claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, arising out of or in connection with, any action taken or omitted by it with respect to this Agreement or the Company’s business and affairs (“Claims”). The Manager’s expenses paid or incurred in defending itself against any Claim shall be reimbursed as paid or incurred. Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Member shall not be subject to personal liability by reason of these indemnification provisions.

ARTICLE VI

BOOKS, RECORDS AND ACCOUNTING INFORMATION

SECTION 6.1.                  Books and Records. The Company shall keep or cause to be kept appropriate books and records in accordance with the Act with respect to the Company’s business, which books shall at all times be kept at the principal office of the Company or such other location as determined by the Manager.

SECTION 6.2.                  Accounting. The Company’s books and records shall be kept on the cash or accrual basis of accounting, as determined by the Manager.

ARTICLE VII

TAX MATTERS

SECTION 7.1.                  Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for federal, state and local income tax purposes.

SECTION 7.2.                  Federal Income Tax Classification. It is the intent of the Member that the Company be disregarded as an entity separate from the Member for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(ii).

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

SECTION 8.1.                  Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following events:

(a)                                 the determination by the Member to dissolve; or

(b)                                 the entry of a decree of judicial dissolution under Section 18-802 of the Act.

SECTION 8.2.                  Liquidation.

(a)                                 Upon the dissolution of the Company, the Manager (or, in the discretion of the Member, such other person designated by the Member) shall act as liquidator to wind up the Company. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)                                 The liquidator shall determine, in its sole discretion, the fair value of the Company’s assets as of the effective date of liquidation. All proceeds from liquidation shall be distributed in the following order of priority unless otherwise required by applicable law:

(i)                                     first, to the creditors of the Company, including the Manager if a creditor, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to the Member; and

(ii)                                  thereafter, to the Member.

(c)                                  In lieu of making liquidating distributions in cash, the liquidator may, in its sole discretion, make such distributions in kind.

(d)                                 Upon the completion of the distribution of Company assets as provided in Sections 8.2(a), (b) and (c) hereof, the Company shall be terminated and the person acting as liquidator shall cause such termination pursuant to the Act and shall take such other actions as may be necessary or appropriate to terminate the Company.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.                  Amendments. This Agreement may be amended or modified by the Member at any time.

SECTION 9.2.                  Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Member and its successors and assigns.

SECTION 9.3.                  Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any law, statute, ordinance, rule, regulation, order, writ, decree or injunction, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions thereof.

SECTION 9.4.                  Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom.

SECTION 9.5.                  Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to principles of conflict of laws of any jurisdiction.

IN WITNESS WHEREOF, the Member and Manager have entered into this Agreement as of the date first above written.

MEMBER:

WAYZATA OPPORTUNITIES FUND II, L.P.,
a Delaware limited partnership

By:	WOF II GP, L.P., its general partner

By:	WOF II GP, LLC, its general partner

By:	/s/ Patrick J. Halloran
Patrick J. Halloran
Authorized Signatory

MANAGER:

WAYZATA INVESTMENT PARTNERS LLC,
a Delaware limited liability company

By:	/s/ Patrick J. Halloran
Patrick J. Halloran
Authorized Signatory